EXHIBIT 8

                   [LETTERHEAD BRACEWELL & PATTERSON, L.L.P.]

                            October 23, 1996

Texas Petrochemicals Corporation
8707 Katy Freeway, Suite 300
Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel to Texas Petrochemicals Corporation, a Texas corporation (the "Company") and an indirect, wholly-owned subsidiary of Texas Petrochemical Holdings, Inc., a Delaware corporation, in connection with the offer by the Company to exchange $1,000 principal amount of its 111/8% Senior Subordinated Notes due 2006 (the "Exchange Notes"), for each outstanding $1,000 principal amount of its 111/8% Senior Subordinated Notes due 2006 (the "Original Notes") of which an aggregate of $175,000,000 principal amount is outstanding (the "Exchange Offer"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (Registration No. 333-11569), as amended, with respect to the Exchange Offer (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").

We have examined originals or copies of the Registration Statement and of (a) the Indenture dated as of July 1, 1996 (the "Indenture") by and between the Company and Fleet National Bank, as Trustee (the "Trustee"), pursuant to which the Original Notes were issued and pursuant to which the Exchange Notes will be issued, (b) the Articles of Incorporation and Bylaws of the Company, each as amended to date, (c) certain resolutions of the Board of Directors of the Company, and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies and the truthfulness of all statements of fact contained therein.
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Texas Petrochemicals Corporation
October 23, 1996
Page 2

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we hereby confirm, and adopt as our opinion, the statements of legal matters contained in the Prospectus included in the Registration Statement under the caption "Certain Federal Income Tax Considerations."

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8 to the Registration Statement and to the references to our firm under the caption "Certain Federal Income Tax Considerations" in the Prospectus included in the Registration Statement.

                                Very truly yours,

                            /s/ LANCE W. BEHNKE
                                Bracewell & Patterson, L.L.P.